Exhibit (a)(1)(C)
Offer to Purchase
Any and all of the Ordinary MariaDB Shares
of

MARIADB PLC
AT
US$0.55 PER SHARE

BY

MERIDIAN BIDCO LLC
THE OFFER AND RELATED WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON 10 JULY 2024 UNLESS THE OFFER PERIOD IS EXTENDED.
May 24, 2024
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
We have been appointed by Meridian BidCo LLC (“Bidco”), a limited liability company formed in Delaware and an affiliate of K1 Investment Management, LLC (“K1”), as general partner of K5 Capital Advisors, L.P., as general partner of K5 Private Investors, L.P. (“K5”), to act as Information Agent in connection with Bidco’s offer to purchase any and all of the ordinary shares, par value $0.01 per share, of MariaDB plc (the “MariaDB Shares” and “MariaDB,” respectively), at a price of US$0.55 per Share, to the seller in cash, less any required withholding taxes and without interest (the “Cash Offer”), or in lieu of the Cash Offer to which they are otherwise entitled, eligible holders of MariaDB Shares may receive, in respect of all (but not some) of their MariaDB Shares, one unlisted, unregistered non-voting Class B unit of Meridian TopCo LLC (“Topco”), a limited liability company formed in Delaware (each, a “Topco Rollover Unit”) for each MariaDB Share (the “Unlisted Unit Alternative”), upon the terms of, and subject to the conditions to, the Offer Document, dated as of the date hereof (the “Offer Document”) and the related Letter of Transmittal (which, as they may be amended, supplemented, or otherwise modified from time to time, together constitute the “Offer”) enclosed herewith. The description of the offer in this letter is only a summary and is qualified by all the terms of, and conditions to, the offer set forth in the Offer Document and Letter of Transmittal. Terms used herein but not otherwise defined herein have the definitions ascribed thereto in the Offer Document.
The Offer is being made in furtherance of that certain announcement by Bidco of a firm intention to make the Offer dated 24 April 2024 pursuant to Rule 2.7 of the Irish Takeover Rules. The Offer is being made in accordance with the requirements of the Irish Takeover Rules and pursuant to the U.S. Exchange Act. The Offer Document, the Acceptance Documents and any other documents relating to the Offer have been or will be prepared in accordance with the Irish Takeover Rules and Irish disclosure requirements, format and style, all of which may differ from those in the United States.
Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold MariaDB Shares registered in your name or in the name of your nominee:
1.	The Offer Document;
2.	The related Letter of Transmittal for your use in accepting the Offer and tendering MariaDB Shares and for the information of your clients;
3.	IRS Form W-9 and instructions providing information relating to federal income tax backup withholding;
4.
A form of letter that you may send to your clients for whose accounts you hold MariaDB Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	MariaDB’s First Response Circular/Schedule 14D-9, dated 24 May 2024; and
6.	A return envelope addressed to Computershare Trust Company, N.A. (the “Exchange Agent”).

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND RELATED WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON 10 JULY 2024 (THE “EXPIRATION TIME”), UNLESS THE OFFER PERIOD IS EXTENDED.
WHILE MARIADB SHAREHOLDERS HAVE UNTIL THE EXPIRATION TIME TO COMPLETE THEIR TENDERS, IF BIDCO CANNOT DETERMINE, AT THE ACCEPTANCE UNCONDITIONAL TIME, (AS IT MAY BE EXTENDED AS DESCRIBED IN THE OFFER DOCUMENT) THAT (I) THE ACCEPTANCE CONDITION HAS BEEN SATISFIED, FULFILLED OR, TO THE EXTENT PERMITTED, WAIVED, AND (II) ALL OTHER CONDITIONS WILL BE SATISFIED, FULFILLED OR, TO THE EXTENT PERMITTED, WAIVED BY THE EXPIRATION TIME, THE OFFER WILL LAPSE AND THERE WILL BE NO POST-ACCEPTANCE UNCONDITIONAL PERIOD.
THEREFORE, MARIADB SHAREHOLDERS ARE STRONGLY ENCOURAGED TO TENDER THEIR MARIADB SHARES AS SOON AS POSSIBLE AND PRIOR TO THE ACCEPTANCE CUT-OFF TIME.
For MariaDB Shares to be tendered properly pursuant to the Offer, a holder of MariaDB Shares (“MariaDB Shareholder”) who wishes to tender all or, in the case of a tender for the Cash Offer only, a portion of their MariaDB Shares to Bidco in the Offer, must do one of the following:
•
If the MariaDB Shareholder holds their MariaDB Shares directly as the holder of record, complete and sign the Letter of Transmittal (either manually or electronically) (or, in the case of a book-entry transfer, deliver an Agent’s Message in lieu of the Letter of Transmittal) that accompanies the Offer Document (which constitutes the form of acceptance for the Offer for the purposes of the Irish Takeover Rules) in accordance with the instructions set forth therein and mail or electronically deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Exchange Agent. Letters of Transmittal from certificated MariaDB Shareholders should be accompanied by share certificates in respect of the MariaDB Shares tendered. These materials must be delivered to the Exchange Agent prior to the Expiration Time. See Part 3 of Appendix 1 of the Offer Document for further details on the procedures for book-entry transfer.

•
If the MariaDB Shareholder holds their MariaDB Shares through a broker, dealer, commercial bank, trust company or other nominee, request their broker, dealer, commercial bank, trust company or other nominee to tender their MariaDB Shares through DTC’s Automated Tender Offer Program prior to the Expiration Time.

Bidco is not providing for guaranteed delivery procedures. Therefore, MariaDB Shareholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC.
Eligible MariaDB Shareholders that wish to receive the Unlisted Unit Alternative will be required to (i) provide a completed Response Letter to the Investor Questionnaire as further described in Part 3 of Appendix 1 of the Offer Document and (ii) following receipt of the Offering Memorandum (if applicable), a signature page to the Topco LLCA by the Expiration Time, as further described in Part 3 of Appendix 1 of the Offer Document. Failure to complete these additional requirements will result in any Eligible MariaDB Shareholders that tender their MariaDB Shares being unable to receive the Unlisted Unit Alternative. See “Frequently Asked Questions” and Appendix 1, Part 2, Section 7 of the Offer Document for more information on the Unlisted Unit Alternative.
The Offer is subject to conditions, including the Acceptance Condition and other conditions as set forth in Part 1 of Appendix 1 of the Offer Document. Consummation of the Offer is not conditioned on obtaining financing.
If the Offer becomes or is declared wholly unconditional and sufficient acceptances have been received at the Expiration Time (and in all cases within four months of the date of the Offer Document), following closing of the Offer, Bidco intends to apply the provisions of Sections 456 to 460 of the Companies Act 2014 of Ireland to acquire compulsorily any outstanding MariaDB Shares not acquired or agreed to be acquired pursuant to the Offer or otherwise. The default election for all MariaDB Shareholders during this compulsory acquisition process will be for the Cash Offer. Furthermore, if Bidco has exercised its Rollover Withdrawal Right, the Unlisted Unit Alternative will not be available to any MariaDB Shareholders during this compulsory acquisition process and each remaining MariaDB Shareholder will be deemed to have elected for the Cash Offer.

K1, K5, TopCo and Bidco have received irrevocable undertakings to accept the Offer, or, where Bidco and/or the K1 Group elects to switch to a scheme of arrangement with respect to MariaDB under the Companies Act 2014, vote in favor of the scheme of arrangement under the Companies Act 2014, in respect of, in aggregate, 47,402,907 MariaDB Shares, representing in aggregate approximately 68.67% of the existing issued share capital of MariaDB as of 16 May 2024.
Bidco will not pay any fees or commissions to any broker, dealer or any other person (other than to Information Agent and the Exchange Agent as described in the Offer) for soliciting tenders of MariaDB Shares pursuant to the Offer. Bidco will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their clients.
Bidco will pay or cause to be paid all stock or share transfer taxes, if any, applicable to its purchase of MariaDB Shares pursuant to the Offer, subject to Instruction B.3. of the Letter of Transmittal.
Any questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below.
Very truly yours,
Georgeson, Inc.
NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF BIDCO, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.
The Information Agent for the offer is:

1290 Avenue of the Americas, 9th floor
New York, NY 10104

United States: (866) 920-4932
International: +1 (781) 896-6949
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